Exhibit 10.1
2022 Cash Incentive Compensation Plan

Eligible Employees: All executive officers, senior vice presidents and vice presidents of the Company are eligible for participation in the Company’s 2022 Cash Incentive Compensation Plan.

Applicable Period: The 2022 Cash Incentive Plan applies to performance during the Company’s fiscal year ending December 31, 2022. In 2022, goals will be established for two six-month period increments for 2022.

Components of the Plan and Criteria to Fund: The initial six-month period 2022 Cash Incentive Compensation Plan consists of the following two components: (i) revenue targets and (ii) EBITDA targets for the Company, not taking into account the Ortho Clinical acquisition. Each component of the 2022 Cash Incentive Compensation Plan includes targets at minimum, plan, and maximum payout. The minimum targets serve as the threshold upon which the incentive pool will begin to fund for that component. Achievement of the components at plan/target will earn the target cash incentive opportunity. Payout will be calculated along a linear continuum from minimum to plan/target and from plan/target to maximum with the maximum target serving as the point at which the management team will earn the highest possible cash incentive opportunity.

The minimum performance target must be met in order for a portion of the bonus to be paid relative to any one of the two components in each six-month period. Each component will be measured separately. Bonus payouts will be based 60% on achievement of revenue targets and 40% on achievement of EBITDA targets. The payouts on the initial six-month period will be paid within 60 days of the end of the second quarter and payouts for the second six-month period will be paid within 60 days of the end of the fiscal year 2022.

The following table below represents the target bonus and maximum bonus for each of the Company’s executive officers and senior vice presidents as a percent of such employee’s annual base salary for the full year 2022.

Executive Officer	Target	Maximum
President and CEO	125%	175%
COO	100%	140%
Executive Officers (other than President and CEO) and SVPs	75%	105%